Exhibit 5.1

November 29, 2019

Healthcare Trust of America, Inc.

16435 North Scottsdale Road

Suite 320

Scottsdale, AZ 85254

Re:	Registration Statement on Form S-3 (File No. 333-223172)

Ladies and Gentlemen:

We have served as Maryland counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of shares of its Class A Common Stock, $0.01 par value per share (“Common Stock”), having an aggregate offering price of up to $750,000,000 (the “Shares”), which may be sold from time to time pursuant to six Equity Distribution Agreements, each dated as of December 28, 2018, as amended by the Amendments No. 1 thereto, each dated as of November 29, 2019 (collectively, the “Equity Distribution Agreements”), each by and among the Company and Healthcare Trust of America Holdings, LP, a Delaware limited partnership and the operating partnership of the Company, on the one hand, and respectively (i) Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, (ii) BMO Capital Markets Corp. and Bank of Montreal, (iii) Jefferies LLC, (iv) J.P. Morgan Securities LLC and JPMorgan Chase Bank, National Association, London Branch, (v) BofA Securities, Inc. (as an assignee of Merrill Lynch, Pierce, Fenner & Smith Incorporated) and Bank of America, N.A. and (vi) MUFG Securities Americas Inc. and MUFG Securities EMEA plc, on the other hand. This firm did not participate in the drafting or negotiation of the Equity Distribution Agreements.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement on Form S-3 (File No. 333-223172), and all amendments thereto, in the form in which it was transmitted to the U. S. Securities and Exchange Commission (the “Commission”) for filing on February 23, 2018 under the Securities Act of 1933, as amended (the “1933 Act”), including post-effective amendment no. 1 thereto, in the form in which it was transmitted to the Commission for filing on September 5, 2019 under the 1933 Act (collectively, the “Registration Statement”);

Healthcare Trust of America, Inc.

November 29, 2019

2.    The prospectus, dated September 5, 2019, that forms a part of the Registration Statement and the prospectus supplement, dated November 29, 2019, in the form in which it was transmitted to the Commission for filing pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3.    The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.    The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.    Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof relating to, among other matters, (a) the authorization of the execution and delivery by the Company of the Equity Distribution Agreements and (b) the sale and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7.    The Equity Distribution Agreements;

8.    A certificate executed by an officer of the Company, dated as of the date hereof; and

9.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

Healthcare Trust of America, Inc.

November 29, 2019

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article VI of the Charter.

6.    Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company in accordance with the Registration Statement, the Resolutions and the Equity Distribution Agreements against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any

Healthcare Trust of America, Inc.

November 29, 2019

matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP